Exhibit 99.1

PagerDuty Appoints Sarah Franklin to Board of Directors

Lattice CEO and Former Salesforce Executive Brings Marketing and Business Expertise as PagerDuty Expands Enterprise Focus

SAN FRANCISCO – December 5, 2024 – PagerDuty, Inc. (NYSE:PD), a global leader in digital operations management, announced today the appointment of Sarah Franklin to the company’s Board of Directors and Audit Committee.

Additionally, PagerDuty announced the resignation of Sameer Dholakia from its Board of Directors to focus on his duties as a partner at Bessemer Venture Partners.

“Sarah is an accomplished business leader with a track record building market-defining brands and innovative customer engagement strategies,” said Jennifer Tejada, PagerDuty Chairperson and CEO. “As PagerDuty continues to expand our enterprise business and deliver the PagerDuty Operations Cloud platform to leading global organizations, we believe Sarah’s experience driving innovation and growth will be valuable in our journey.”

Tejada continued, “On behalf of the Board and shareholders of PagerDuty, I want to extend my deepest appreciation to Sameer for his stewardship and dedicated service during the past five years. We value his insight and support, which have contributed significantly to our progress and success.”

Franklin is currently Chief Executive Officer of Lattice, the people management platform that provides interconnected and intuitive HR tools designed to drive high performance and build people-first cultures. She brings over 25 years of expertise in scaling technology companies, including a unique blend of technical knowledge, business acumen and marketing to PagerDuty’s Board. Before joining Lattice, she spent over 15 years at Salesforce in various executive leadership roles, including President and Chief Marketing Officer, EVP Platform, and GM Trailhead. She holds a dual degree in chemical engineering and biochemistry from Virginia Tech.

“During my career, I have had the privilege of working with PagerDuty as both a partner and customer, and I’m impressed by how the company has consistently pushed the boundaries of innovation,” said Franklin. “I look forward to supporting the company in strengthening its brand presence and showcasing the exceptional value it delivers to its customers.”

About PagerDuty, Inc.

PagerDuty, Inc. (NYSE:PD) is a global leader in digital operations management, enabling customers to achieve operational efficiency at scale with the PagerDuty Operations Cloud. The PagerDuty Operations Cloud combines AIOps, Automation and Incident Management with a powerful generative AI assistant to create a flexible, resilient and scalable platform to increase innovation velocity, grow revenue, reduce cost, and mitigate the risk of operational failure. Half of the Fortune 500 and nearly 70% of the Fortune 100 rely on PagerDuty as essential infrastructure for the modern enterprise. To learn more and try PagerDuty for free, visit www.pagerduty.com.

The PagerDuty Operations Cloud

The PagerDuty Operations Cloud is the platform for mission-critical, time-critical operations work in the modern enterprise. Through the power of AI and automation, it detects and diagnoses disruptive events, mobilizes the right team members to respond, and streamlines infrastructure and workflows across your digital operations. The Operations Cloud is essential infrastructure for revolutionizing digital operations to compete and win as a modern digital business.

Media Contact:
Debbie O’Brien
media@pagerduty.com

Investor Relations Contact:
Tony Righetti
investor@pagerduty.com